Exhibit 99.1

ROUNDY’S, INC.

PICK ‘N SAVE . COPPS . METRO MARKET . MARIANO’S

PO Box 473

Milwaukee, WI 53201

414-231-5000

FOR IMMEDIATE RELEASE

ROUNDY’S CFO KARST LEAVING TO JOIN RITE AID;

TURZENSKI NAMED CFO

Milwaukee, WI., July 24, 2014 — Roundy’s, Inc., (NYSE: RNDY), a leading grocer in the Midwest, announced today that Darren Karst, Roundy’s Executive Vice President and Chief Financial Officer will be leaving the company to join Rite Aid Corporation, (NYSE:RAD), one of the nation’s largest drugstore chains, as its Executive Vice President and Chief Financial Officer. Karst will remain with Roundy’s through August 9, 2014. Michael Turzenski, currently Roundy’s Group Vice President and Chief Accounting Officer, has been appointed Group Vice President, Chief Financial Officer by Roundy’s board of directors.

Mr. Karst has served as the Company’s Executive Vice President and Chief Financial Officer since June 2002. Mr. Turzenski has served as Group Vice President, Chief Accounting Officer since February 2012. Mr. Turzenski joined Roundy’s in 2007 as Vice President, Controller.

“Darren has been a great partner and leader during his tenure here at Roundy’s. He has been a significant contributor to our growth and he leaves us with a talented management team that he developed. I will miss Darren and I wish him well in his future personal and professional endeavors,” said Robert A. Mariano, Chiarman, President and Chief Executive Officer of Roundy’s. “We are excited to have Mike Turzenski accept the CFO role. Mike has been an important part of our management team and has played a very active role in executing our business objectives. We envision a seamless transition from Darren to Mike.”

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 25,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 148 retail grocery stores and 97 pharmacies under the Pick ’n Save, Copps, Metro Market and Mariano’s retail banners in Wisconsin and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Corporate Contact:

James J. Hyland, VP Investor Relations, Corporate Communications and Public Affairs

414-231-5811

james.hyland@roundys.com

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